Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND AMONG

ADT SECURITY SERVICES CANADA, INC.

AND

TYCO INTEGRATED SECURITY CANADA, INC.

DATED AS OF JULY 3, 2012

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of July 3, 2012, (the “Effective Date”) by and among ADT Security Services Canada, Inc. (“ADT CANADA”) and Tyco Integrated Security Canada, Inc. (“Commercial”). Each of ADT CANADA and Commercial is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

RECITALS

A. The Board of Directors of Tyco International Ltd. (“Tyco”) has determined that it is appropriate, desirable and in the best interests of Tyco and its stockholders to separate Tyco into three separate, publicly traded companies, one for each of (i) the ADT North American R/SB Business, which shall be owned and conducted, directly or indirectly, by The ADT Corporation (“ADT NA”) (the “ADT R/SB Separation”); (ii) the Flow Control Business, which shall be owned and conducted, directly or indirectly, by Tyco Flow Control International Ltd. (“Flow Control”); and (iii) the Tyco Retained Business, which shall be owned and conducted, directly or indirectly, by Tyco.

B. On the Effective Date and in connection with the ADT R/SB Separation, ADT CANADA and Commercial have entered into and consummated the transactions pursuant to that certain asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which, among other things, ADT CANADA has sold, assigned and transferred to Commercial and Commercial has purchased, assumed and accepted from ADT CANADA, all right, title and interest of ADT CANADA in and to the assets and liabilities primarily used in connection with the ADT’s Canadian commercial business in each case described in the Asset Purchase Agreement as the “Purchased Business Assets” and the “Assumed Business Liabilities”.

C. On June 30, 2012 and in connection with the ADT R/SB Separation, ADT LLC (“ADT US”) and Tyco Integrated Security LLC (“US Commercial”) have entered into and consummated the transactions pursuant to that certain US Contribution Agreement (the “US Contribution Agreement”) pursuant to which, among other things, US Commercial has contributed to ADT US and ADT US has assumed and accepted from US Commercial, all right, title and interest of US Commercial in and to the assets and liabilities primarily used in connection with the ADT North American R/SB Business.

D. In order to provide for an orderly transition in connection with the ADT R/SB Separation, each of ADT CANADA and Commercial desire to provide to the other certain services for specified periods following the Effective Date, all in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

STATEMENT OF AGREEMENT

1. Agreement to Provide Transition Services.

1.1. Agreement. With respect to each Transition Service (as defined in Section 1.2), the Party required to provide such Transition Service is the “Service Provider” and the Party receiving such Transition Service is the “Service Recipient.” When the “Service Provider” or “Service Recipient” refers to ADT CANADA, the “Service Provider’s Group” or the “Service Recipient’s Group”, as the case may be, shall mean members of the ADT North American R/SB Group; and when the “Service Provider” or “Service Recipient” refers to Commercial or Tyco, the “Service Provider’s Group” or the “Service Recipient’s Group”, as the case may be, shall mean members of the Tyco Group. The “Service Provider” and “Service Recipient” with respect to each Transition Service shall be set forth on the Schedules (as defined below). The Service Provider hereby agrees to provide, or cause one or more members of the Service Provider’s Group or a contractor, subcontractor, vendor or other third party provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, certain Transition Services to the Service Recipient, and the Service Recipient hereby agrees to pay to the Service Provider the applicable fees for such Transition Services (the “Service Fees”) set forth on the schedules attached hereto (the “Schedules”); provided, that the Service Provider shall obtain the consent of the Service Recipient (not to be unreasonably withheld, delayed or conditioned) in the event any such Transition Service is to be provided by a Third Party Provider if such Transition Service was not historically provided by such Third Party Provider to the Service Recipient and provided further that (x) any Service Fees payable hereunder shall not, subject to the requirements of Section 2.1(i), be increased as a result of any such outsourcing and (y) the Service Provider shall remain primarily responsible for the performance by any such Third Party Provider of the Service Provider’s obligations hereunder. Irrespective of whether the Service Provider, a member of the Service Provider’s Group or a Third Party Provider is providing a Transition Service, the Service Recipient may direct that any such Transition Service be provided directly to the Service Recipient or any other members of the Service Recipient’s Group.

1.2. Transition Services.

(i) As used in this Agreement, the term “Transition Services” means the services described in the Schedules (and any additional services provided pursuant to Section 1.2(iii)). Notwithstanding anything to the contrary contained herein or in any Schedule, unless otherwise agreed in writing by the Service Provider and the Service Recipient, the Service Provider shall have no obligation under this Agreement to: (A) provide or cause to be provided to the Service Recipient any services or functions that were not provided to the Service Recipient or any members of the Service Recipient’s Group by the Service Provider or members of the Service Provider’s Group in the ordinary course during the twelve-month period prior to the Effective Date (unless otherwise set forth in the Schedules); (B) operate the Service Recipient or any members of the Service Recipient’s Group or any portion thereof; (C) advance funds; (D) engage in any unlawful activity; (E) implement systems, processes, technologies, plans or initiatives developed, acquired or utilized by the Service Recipient after the Effective Date; (F) perform or cause to be performed any of the Transition Services for the benefit of any third party; or (G) expand its facilities, incur long-term capital expenses or (unless otherwise set forth in the Schedules) employ additional personnel in order to provide the Transition Services. The respective obligations of the Service Provider to provide the Transition Services are conditioned upon being provided with reasonable access during regular business hours to, and all necessary rights to utilize, the Service Recipient’s facilities, personnel, assets, systems and technologies to the extent reasonably requested by the Service Provider in connection with the performance of its obligations hereunder. The Service Provider and Service Recipient shall, and shall cause the respective members of the Service Recipient’s Group, and its and their agents and representatives to, cooperate with each other and will cause their respective employees, agents and representatives to facilitate the provision of Transition Services.

(ii) The Service Recipient acknowledges that the Service Provider may be providing similar services (or services that involve the same resources as those used to provide the Transition Services) to the Service Provider’s internal organizations, members of the Service Provider’s Group and/or third parties. The Service Recipient reserves the right to modify the Transition Services in connection with changes to its internal organization in the ordinary course of business, subject to any limitations set forth in the applicable Schedule(s) and, in the case of any modification that would materially reduce the benefits provided to the Service Recipient hereunder, to a downward adjustment in the amount of the Service Fee attributable to such Transition Service, as negotiated in good faith between the Parties.

(iii) If the Service Recipient desires to have the Service Provider provide services that (A) were provided to the Service Recipient during the twelve-month period prior to the Effective Date, (B) are reasonably necessary for the operation of the business of the Service Recipient as conducted as of the Effective Date and (C) are unable to be obtained from a Third Party Provider, then the Parties hereto shall negotiate in good faith to agree on the terms upon which the Service Provider or a member of the Service Provider’s Group would provide such services. If any such services are agreed among the Parties, the Parties will enter into an amendment to this Agreement amending the Schedules to reflect such new service.

(iv) Other than as contemplated by Section 1.2(iii), the Parties may from time to time supplement the Schedules to add, remove and/or modify the Transition Services; provided, that any such supplement shall be in a writing signed by each of the Parties and at the sole discretion of each of the Parties. Without limiting the foregoing, from time to time the Service Recipient may request additional services by providing the Service Provider with reasonable prior written notice. If the Service Recipient and the Service Provider agree that such additional services shall be provided, (A) the mutually agreed upon terms of such additional services, including the cost thereof and/or fees therefor, shall be added to the applicable Schedule and (B) such revised Schedule shall be attached to and become a part of this Agreement from and after the agreed effective date thereof.

1.3. Transition Period.

(i) The Service Provider shall provide or cause to be provided each Transition Service during the period commencing on the “Activation Date” for such Transition Service, as set forth on the Schedules, and continuing for the “Duration” set forth on the Schedules with respect to such Transition Service, unless otherwise agreed in writing by the Parties (for each Transition Service, such period during which such Transition Service is to be provided being herein referred to as the “Transition Period”).

(ii) Each Transition Service provided hereunder shall be terminated at the end of its applicable Transition Period, unless otherwise terminated earlier by the Service Recipient pursuant to Section 10.14 or the terms of the applicable Schedule(s). The Service Provider shall be under no obligation to provide a Transition Service to the Service Recipient after the Transition Period applicable to such Transition Service, except (a) in the case of any Transition Service designated in the Schedules as “Business Critical”, if the Service Recipient requests in writing at least 60 days prior to the end of the initial Transition Period for such Transition Service that the Service Provider continue to provide such Transition Services to the Service Recipient after the initial Transition Period, then the Service Provider shall continue to provide such Transition Services for the additional period so requested, provided that the Service Recipient continues to pay the Service Provider the Service Fees after the applicable initial Transition Period, as increased pursuant to the applicable provisions of Section 2.1; and (b) in the case of any Transition Services not designated on the Schedules as “Business Critical”, then to the extent otherwise agreed in writing by the Service Provider and the Service Recipient and subject to the applicable provisions of Section 2.1.

1.4. Transition Planning. Service Recipient shall, as promptly as reasonably practicable following the Effective Date, develop a transition plan with respect to transfer or termination of the Transition Services they are to receive (the “Cutover Plan”), which Cutover Plan shall describe Service Recipient’s proposed transition activities and any transition assistance Service Recipient requests from the Service Provider in connection with such transfer or termination. The Service Provider will review and comment on the Cutover Plan and reasonably cooperate with Service Recipient to create a final Cutover Plan. The Cutover Plan shall provide for a completion date that is no later than the end of the applicable Transition Period. Without limiting the obligations of the Service Provider under an applicable Schedule, during the applicable Transition Period, the Service Provider shall cooperate with and offer such commercially reasonable assistance to the Service Recipient as is necessary to implement the Service Recipient’s final Cutover Plan and the transfer of responsibility for the provision of the Transition Services to Service Recipient or a new provider.

1.5. Limitations on Transition Services.

(i) The Service Provider shall not be required to provide any Transition Service to the extent that the performance of such Transition Service would require the Service Provider to violate any applicable Laws.

(ii) The Service Provider’s obligations to deliver certain Transition Services may be conditional upon the Service Provider’s obtaining the consent, where necessary, of certain third parties; provided, however, that if the Service Provider is unable to obtain such consent, the Service Provider shall use its commercially reasonable efforts to arrange for alternative methods of delivering such Transition Services.

(iii) All employees and representatives of the Service Provider and members of the Service Provider’s Group shall be deemed for all purposes of this Agreement to be employees or representatives of the Service Provider or the Service Provider’s Group, as applicable, and not employees or representatives of the Service Recipient or members of the Service Recipient’s Group. In performing the Transition Services, such employees and representatives shall be under the direction, control and supervision of the Service Provider and/or members of the Service Provider’s Group, as applicable, and the Service Provider and/or members of the Service Provider’s Group, as applicable, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

1.6. Divestiture, Sale or Transfer of Assets. Nothing in this Agreement shall be deemed to limit the Service Provider’s ability to divest, sell or otherwise transfer any of its assets necessary to provide the Transition Services; provided, that, subject to Section 1.2(ii), the Service Provider’s obligations to provide or cause to be provided the Transition Services in accordance with this Agreement for the Duration of the applicable Transition Period shall not be abrogated or affected thereby.

2. Payment for Transition Services.

2.1. Service Fees.

(i) In consideration for each Transition Service provided by the Service Provider to the Service Recipient, the Service Recipient shall pay to the Service Provider (or any designee of Service Provider) the Service Fees for such Transition Service in an amount equal to the amount set forth in the applicable Schedule(s) in respect of such Transition Service; provided, that if a Schedule is silent regarding fees for a particular Transition Service, such amount shall be equal to the sum of (A) the Service Provider’s allocated costs (including salary, wages and benefits, but excluding severance and retention costs, which shall be handled pursuant to Section 2.1(ii)) for any of the employees of the Service Provider or Service Provider’s Group who are involved in providing such Transition Service, plus (B) other reasonable miscellaneous out-of-pocket costs and expenses incurred in connection with such Transition Service. The Service Fees for a Transition Service shall not include any severance and/or retention costs incurred by the Service Provider or the Service Provider’s Group as a result of retaining the necessary employees to supply such Service to the Service Recipient in accordance with the terms of this Agreement, which costs shall be handled pursuant to Section 2.1(ii) below. In addition, for any Transition Service (x) provided after the expiration of the initial Transition Period and prior to the three month anniversary of such date, the Service Recipient shall pay, in addition to the aforementioned Service Fees, an amount equal to 25% of such Service Fees and (y) provided after the three month anniversary of the expiration of the initial Transition Period, the Service Recipient shall pay, in addition to the aforementioned Service Fees, an amount equal to 50% of such Service Fees. Monthly fees set forth in the Schedules for Transition Services rendered for a period of less than a whole calendar month shall be determined by multiplying the monthly rate for the relevant Transition Service set forth on the applicable Schedule by the ratio of the number of days in the calendar month such Transition Service was provided over 30. Any portion of the Service Fees not paid when due will accrue interest at a rate of eight percent (8%) per annum or the maximum rate permitted by applicable Law, whichever is less, from the due date until paid. Any costs and expenses incurred in connection with retaining Third Party Providers may be billed directly to the Service Recipient; provided to the extent that the Service

Provider is required to make payments on behalf of the Service Recipient to Third Party Providers in connection with the provision of Transition Services, the Service Recipient shall reimburse the Service Provider for the actual cost of such payments in addition to all applicable Service Fees.

(ii) The Service Provider shall use commercially reasonable efforts to retain its workforce required to provide the Transition Services and, consistent with its severance and retention policies then in effect, may make severance or retention payments to employees providing the Transition Services (“Severance Costs”). The Service Provider shall be responsible for the Service Provider’s actual Severance Costs for those individuals who are terminated as a result of the completion of any Transition Service.

2.2. Invoicing of Service Fees. Promptly after the end of each calendar month during the applicable Transition Period, the Service Provider will submit a statement of account to the Service Recipient with respect to the Service Fees for all of the Transition Services performed during such calendar month (the “Invoiced Amount”). Unless the Parties otherwise agree in writing, all payments hereunder shall be invoiced and paid in Canadian dollars. Subject to the requirements of the applicable Schedule(s), all invoices shall be paid by the Service Recipient to the Service Provider by wire transfer of immediately available funds not later than thirty (30) calendar days after receipt by Service Recipient of the Service Provider’s invoice in accordance with the wiring instructions provided by the Service Provider to the Service Recipient. The Service Provider agrees to afford the Service Recipient, upon reasonable written notice, access to such information, records and documentation of the Service Provider as the Service Recipient may reasonably request in order to verify the Invoiced Amount and (at Service Recipient’s expense) allow the Service Recipient to make copies of such records and documentation; provided, however that the Service Recipient shall provide the Service Provider with at least ten (10) days’ prior written notice of its desire to verify any such amounts and provided further that such verification shall not unduly interrupt the ordinary course of business operations of the Service Provider. To the extent that the Service Recipient and the Service Provider mutually determine that any amounts which have been invoiced hereunder are inaccurate, the Service Provider and the Service Recipient shall effect a “true-up” to reimburse the Service Recipient or the Service Provider, as applicable, promptly after such mutual determination (but in no event later than five (5) business days (“Business Days” being any day other than a Saturday or Sunday or other day in the Province of Ontario that is a statutory holiday) following such mutual determination). To the extent that one Party makes such determination and the other Party disagrees with such determination or the amount of the disputed inaccuracy, the Parties shall first comply with the dispute resolution procedures set forth in Section 10.12 below. If the Parties are unable to resolve such dispute after complying with Section 10.12, then the first Party shall provide the other Party with written notice of its proposed reimbursement and the Service Recipient and the Service Provider shall negotiate in good faith to resolve such dispute; provided, however, that if such dispute is not resolved within sixty (60) days following the receipt of notice of such proposed reimbursement, the Service Recipient and the Service Provider shall submit any such disagreement to an internationally recognized accounting firm jointly selected by the Parties (the “Accountant”) for determination. The determination of the Accountant with respect to any such dispute shall be completed within fifteen (15) days after the appointment of the Accountant (or as soon thereafter as the Accountant is able to render its determination), shall be determined in accordance with this Agreement and shall be final, binding and non-appealable upon the Service Recipient and the Service Provider (and the “true-up” payment shall be made to the other Party in accordance with the Accountant’s determination no later than five (5) Business Days following such determination). [With respect to the disputed item, the Accountant shall adopt (x) the position of the Service Recipient, (y) the position of the Service Provider or (z) a position in between (but not outside of) that of the Service Recipient or the Service Provider. The fees and expenses of the Accountant shall be apportioned between the Parties in proportion to the deviation of the final position adopted by the Accountant from the position of each of the Service Provider or Service Recipient by which the greater the deviation, from a Party’s position, the greater the relative apportionment to such Party.] Any claims with respect to overbilling or underbilling, as applicable, shall be made within 180 calendar days after receipt by the Service Recipient of the Service Provider’s invoice.

2.3. No Right of Setoff. The Service Recipient will have no right to set off, discount, or otherwise reduce or refuse to pay any Service Fees due to the Service Provider, whether because of: alleged payments, damages or liabilities owed by the Service Provider to the Service Recipient; alleged or actual claims against the Service Provider; or any other financial obligation of the Service Provider to the Service Recipient in each case, whether under this Agreement or otherwise.

2.4. Payment only for Services Received. The Service Recipient shall compensate the Service Provider only for Transition Services actually received. The Service Recipient shall not make, or shall receive an appropriate credit with respect to, payment for Transition Services that are not provided to the Service Recipient for any reason.

2.5. Audits. The Service Recipient shall have the right to audit the accounting records of the Service Provider with respect to the charges for any Transition Services hereunder for a period of 180 calendar days from the recipient by the Service Recipient of the Service Provider’s invoice with respect to such Transition Services (the “Audit Period”). The Service Provider’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of the charges for the Transition Services hereunder. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s auditors for the Audit Period, provided, however, that the Service Provider may, at its option, transfer such accounting records to the Service Recipient. If an audit of the charges for a Transition Service reveals an overbilling or underbilling, as applicable, by the Service Provider and overpayment or underpayment, as applicable, by the Service Recipient not otherwise addressed in accordance with Section 2.2, the Service Provider or the Service Recipient (for such amounts plus the costs of the audit), as applicable, shall reimburse the Service Provider or Service Recipient, as applicable, within thirty calendar (30) days.

2.6. Record Keeping. The Service Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. The Service Provider shall retain such accounting records and make them available to the Service Recipient’s auditors (other than for the purposes of Section 2.5) to comply with Applicable Law for a period of not less than nine (9) years from the close of each fiscal year of the Service Recipient during which Transition Services were provided, provided, however, that the Service Provider may, at its option, transfer such accounting records to the Service Recipient. The Service Provider shall notify the Service Recipient in writing no less than sixty (60) days (the “Destruction Notice Period”) prior to the destruction or disposal of any receipts, invoices, reports or other documents relating to the Transition Services rendered hereunder. The Service Recipient may, at its option, arrange to take delivery of any such receipts, invoices, reports or other documents (at the Service Recipient’s expense) during the Destruction Notice Period.

2.7. Taxes. Each Party shall be responsible for any taxes imposed on net income or receipts and franchise, excess profits, net worth, capital or capital gains taxes, or any payroll related taxes or costs of each Party’s personnel. Each Party shall be responsible for all ad valorem or property taxes applicable to property owned by such Party. The Service Recipient shall pay all VAT, GST, HST, QST, PST, sales, use, value-added, goods and services, transfer, excise, and all other similar taxes imposed by any federal, state, provincial or local governmental authority in connection with the provision of the Transition Services, excluding taxes based solely on Service Provider’s income or property. The Service Recipient shall pay such taxes, if any, in addition to any applicable Service Fees provided that the Service Provider itemizes such taxes on the Invoiced Amounts. If the Service Recipient is required to withhold or deduct any taxes from any payment required to be made hereunder, the Service Recipient shall not be required to “gross up” the amount of any such payment and shall pay the total amount reflected on the Invoiced Amount less any applicable withholding taxes. The Parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each Party shall provide and make available to the other Party any resale certificates, treaty certification and other exemption information reasonably requested by the other Party.

3. Service Standards and Warranty Disclaimer.

3.1. Service Standard. Subject to Section 1.2(ii) and any requirements set forth in the applicable Schedule(s), the Service Provider shall, and shall cause the respective members of the Service Provider’s Group or other Persons to, perform the Transition Services in compliance with applicable Law and with the same degree of care, skill and diligence and in substantially the same manner as corresponding services were provided to the Service Recipient during the twelve month period immediately prior to the Effective Date.

3.2. Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SERVICE PROVIDER AND THE SERVICE RECIPIENT HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES. UNLESS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL TRANSITION SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS” BASIS WITHOUT REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND.

4. Force Majeure. Except for the obligation to pay for Transition Services provided, no Party shall be liable for any failure of performance attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, capital markets disruptions, terrorism, power failures, failures of telephone lines and equipment, strikes, lockouts, labor disputes, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any Law, demand or requirement of any Governmental Entity, each, a “Force Majeure Event”) beyond its reasonable control. Subject to the foregoing, the affected provisions and other requirements of this Agreement shall be suspended during the period of such Force Majeure Event and the affected Party shall have no liability to any other Party in connection therewith. The affected Party shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably possible.

5. Limitation of Liability. IN NO EVENT SHALL THE SERVICE PROVIDER, MEMBERS OF THE SERVICE PROVIDER’S GROUP OR ANY OF THEIR SHAREHOLDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES BE LIABLE FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, BUSINESS INTERRUPTION LOSS, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, LOSS OF BUSINESS REPUTATION, LOSS OF CUSTOMERS OR OPPORTUNITY OR SIMILAR DAMAGES THAT IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY OF THE TRANSITION SERVICES HEREUNDER, EXCEPT TO THE EXTENT SUCH DAMAGES RESULT FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT. THE AGGREGATE DAMAGES FOR WHICH THE SERVICE PROVIDER, MEMBERS OF THE SERVICE PROVIDER’S GROUP AND ANY OF THEIR RESPECTIVE SHAREHOLDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, TAKEN TOGETHER, SHALL BE LIABLE IN CONNECTION WITH OR AS A RESULT OF THIS AGREEMENT OR THE TRANSITION SERVICES SHALL NOT EXCEED AN AMOUNT EQUAL TO THE LESSER OF (X) THE AMOUNT OF SERVICE FEES (INCLUDING ANY INTEREST) PAID OR TO BE PAID WITH RESPECT TO THE TRANSITION SERVICE GIVING RISE TO THE LIABILITY BY THE SERVICE RECIPIENT TO THE SERVICE PROVIDER UNDER THIS AGREEMENT (EXCLUDING FOR THIS PURPOSE SERVICE FEES THAT ARE CHARGED TO THE SERVICE PROVIDER FOR REIMBURSEMENT OF DIRECT THIRD PARTY COSTS) FOR A TWO YEAR PERIOD, WITH SUCH AMOUNT CALCULATED BASED ON THE FEES SET FORTH IN THE SCHEDULES IN RESPECT OF SUCH TRANSITION SERVICE OR (Y) ONE MILLION DOLLARS.

6. Access to Service Providers. The Service Provider shall, and shall cause the Service Provider’s Group to, (i) give the Service Recipient’s employees and agents access during regular business hours to individuals of the Service Provider and the Service Provider’s Group who are responsible for the Transition Services, and (ii) provide to the Service Recipient’s employees and agents information, materials, data and records as they may reasonably request and that are necessary for the purposes of allowing such Persons to exercise general oversight and to monitor the performance of the Transition Services. The Service Recipient shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the Service Provider and the Service Provider’s Group in connection with the foregoing.

7. Confidentiality. Each Party acknowledges that each other Party possesses, and will continue to possess, information that has been created, discovered or developed by such other Party and/or in which Intellectual Property rights have been assigned or otherwise conveyed to such other Party, which information has commercial value and is not in the public domain. The proprietary information and Intellectual Property of each Party will be and remain the sole property of such Party and its assigns and nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any such proprietary information or Intellectual Property. All proprietary information shall be considered “confidential information” and shall be held by the other Party hereto in strict confidence in the same manner as if it were its own confidential information, and otherwise in accordance with the applicable confidentiality provisions of the separation agreement to be entered into by and between ADT NA and Tyco in connection with the ADT R/SB Separation attached as Exhibit A to the US Contribution Agreement (as such agreement may be amended from time to time, the “ADT Separation Agreement”), and such confidential information will be used only for the purposes of this Agreement and in connection with performing the Transition Services.

8. Intellectual Property.

8.1. Unless expressly agreed otherwise in the Asset Purchase Agreement , in any contract or other documents to effect the transfer of assets and the assumption of liabilities in the manner contemplated by the Asset Purchase Agreement and the ADT R/SB Separation, in any ancillary agreement entered into in connection with the Asset Purchase Agreement and the ADT Separation Agreement, in this Agreement or in a Schedule hereto, the Service Recipient agrees that any Intellectual Property of the Service Provider and the Service Provider’s Group or licensors that make Intellectual Property available to the Service Recipient and/or the Service Recipient’s Group in connection with the Transition Services, and any derivative works, additions, modifications, translations or enhancements thereof created by the Service Provider or the Service Provider’s Group pursuant to this Agreement, are and shall remain the sole property of the Service Provider and the Service Provider’s Group.

8.2. Unless otherwise agreed at the time or expressly set forth in the applicable Schedule(s), all Intellectual Property created by the Service Provider during the Transition Period at the request and solely for the benefit of any of the Service Recipient and paid for by the Service Recipient shall be the property of the Service Recipient, and, to the extent title to any such Intellectual Property vests in the Service Provider by operation of law, the Service Provider hereby assigns and shall cause the members of the Service Provider’s Group to assign to the Service Recipient or any member of the Service Recipient’s Group, all right, title and interest in such Intellectual Property and agrees to provide such assistance and execute such documents as the Service Recipient may reasonably request to vest in the Service Recipient all right, title and interest in such Intellectual Property.

9. Insurance. During the provision of Transition Services, the Service Provider shall maintain appropriate insurance customarily carried in connection with the provision of the Transition Services including, without limitation, general liability insurance, including for personal injury, bodily injury and property damage liability, wrongful death and coverage for contractual liability that may arise from any of the Transition Services being performed by the Service Provider hereunder. Effective as of the Effective Date, the Service Recipient shall be named an additional insured on the Service Provider’s policy. Upon written request, the Service Provider shall provide the Service Recipient with certificates of insurance evidencing the insurance coverage required by this Agreement.

10. General Provisions.

10.1. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets; provided, that the surviving entity of such merger or the transferee of such assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

10.2. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

10.3. Other Definitional and Interpretative Provisions. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of the term “ordinary course of business” shall in all cases herein mean “ordinary course of business consistent with past practices.” Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Schedule to this Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the ADT Separation Agreement.

10.4. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties against whom the amendment is to be effective.

10.5. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

10.6. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.7. Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable therein without reference to conflict of law principles.

10.8. Conflicts. In the case of a conflict between the terms and conditions of this Agreement and any Schedule to this Agreement, the terms and conditions of such Schedule shall control and govern as it relates to the Transition Services to which such terms and conditions apply.

10.9. No Agency, Authority or Franchise. The Service Provider will perform the Transition Services in its capacity of an independent contractor. Neither the Service Recipient nor the Service Provider shall act or represent or hold itself out as having authority to act as an agent or partner of the other, or in any way bind or commit the other to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Furthermore, nothing contained in this Agreement, or any Party’s performance under this Agreement, shall be construed as creating a franchisee/franchisor relationship. Except as expressly otherwise provided in this Agreement or the ADT Separation Agreement, the Service Provider shall have no obligation to provide any assistance of any kind or character to the Service Recipient in connection with the Service Recipient’s conduct of its business or affairs or otherwise, including the applicable business of the Service Recipient.

10.10. Administrative Contacts; Transition Managers. ADT CANADA and Commercial each designates its President as its administrative contact for purposes of this Agreement. All initial contacts between the Parties regarding issues and matters arising under this Agreement or any other administrative matters in connection with the transactions contemplated hereby shall be directed to each Party’s administrative contact. The administrative contact for each Party shall be authorized by the applicable Party to provide verbal or written consent to approve any changes to the Schedules. Any Party may from time to time change its administrative contact by providing written notice thereof to the other Parties.

10.11. Dispute Resolution. Prior to initiating any legal action in accordance with Section 10.7 or the dispute resolution procedures outlined in Section 2.2 with respect to invoiced Service Fees, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be resolved by submitting such Dispute first to the service managers of the Parties most immediately responsible for the issue giving rise to the Dispute who shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management within seven (7) Business Days after the claiming party verbally notifies the other party of the Dispute, then the Dispute shall be escalated to the applicable Parties’ administrative contact set forth in Section 10.11 for resolution. In the event such contacts fail to meet or, if they meet, fail to resolve the Dispute within an additional seven (7) Business Days, then the claiming Party will provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to a joint management board (the “Joint Management Board”) consisting of the Chief Financial Officer and/or Controller of each Party. The members of the Joint Management Board shall meet within seven (7) Business Days after such Notice of Dispute is provided by the claiming Party to the other Party and confer in a good faith effort to resolve the Dispute. If the members of the Joint Management Board fail to resolve the Dispute within seven (7) Business Days after they begin meeting, then the Dispute (other than Disputes pursuant to invoiced Service Fees, which shall be finally settled in accordance with Section 2.2) shall be finally settled in accordance with Section 10.7 (and subject to Section 10.8). A Party’s failure to comply with this Section 10.12 shall constitute cause for dismissal without prejudice of any legal proceeding. For the avoidance of doubt, the Parties shall continue to provide Transition Services as required under this Agreement during the resolution of any Disputes hereunder.

10.12. Specific Performance. Either Party may seek relief in the form of specific performance to enforce any payment or performance due hereunder of the Parties from and after the date hereof in connection with any non-performance, of any term, provision, covenant, or agreement contained herein and, along with the right to seek injunctive relief.

10.13. Term of Agreement. This Agreement will terminate and be of no further force or effect immediately upon the date that the last Transition Period ends (as such Transition Period may be extended pursuant to the provisions hereof); provided, however, that the Service Recipient may, by giving 180 days (or such other period as agreed by the Parties (acting reasonably in consideration of the nature of the Transition Service in question) in writing) notice to the Service Provider, terminate this Agreement with respect to a particular Transition Service effective immediately upon the expiration of such period, except as otherwise expressly provided in the applicable Schedule(s) or, if such Transition Service is being provided by a Third Party Provider, the timing of the effectiveness of such early termination shall be mutually agreed upon by the Service Provider and the Service Recipient so that there is no material disruption to, or additional costs to be incurred with respect to, any services provided by such Third Party Provider (including services provided by such Third Party Provider that are outside of the scope of this Agreement); provided further that any termination of this Agreement with respect to a particular Transition Service may be on a location by location basis if so indicated on the applicable Schedule(s). The Service Provider and the Service Recipient acknowledge and agree that after partial termination of this Agreement with respect to any particular Transition Service, the Service Recipient shall no longer have any payment obligations pursuant to Section 1 or

Section 2 hereof with respect to such Transition Service and that a partial termination of this Agreement with respect to any particular Transition Service will in no event affect the Service Provider’s obligation to perform any other Transition Services hereunder. Additionally, any Party may terminate this Agreement in its entirety if the other Party commits a material breach of any of the provisions of the Agreement and does not cure such breach within sixty (60) days after receipt of written notice thereof. Upon termination or expiration of this Agreement, Sections 2 (as to (i) any unpaid amounts for Transition Services rendered prior to the termination or expiration of this Agreement or (ii) audit rights), 3, 5, 7 and 10 will survive any termination or expiration of this Agreement.

10.14. Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.15. No Third-Party Beneficiaries. This Agreement is not intended to, and will not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.16. Entire Agreement. This Agreement (including the Schedules hereto), together with the Asset Purchase Agreement and the ADT Separation Agreement when entered into, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral. None of the Asset Purchase Agreement or this Agreement nor the ADT Separation Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

10.17. Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a statutory holiday in the Province of Ontario, the period during which such action may be taken shall be automatically extended to the next Business Day.

10.18. Data Security Addendum. Each Party shall comply with the Data Security Addendum set forth on Exhibit 3 to this Agreement.

10.19. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt, if delivered by hand, one Business Day after being sent, if sent by a reputable, overnight courier service, three (3) Business Days, if sent by registered or certified mail and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile) by delivery in person, by courier service, by confirmed telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(i)	if to ADT CANADA:

ADT Security Services Canada, Inc.
40 Sheppard Avenue East
North York, Ontario M2N 6K9

Attn:	President
Fax:	416-229-1207

(ii)	if to Commercial:

Tyco Integrated Security Canada, Inc.
2815 Matheson Boulevard East
Mississauga, Ontario L4W 5J8

Attn:	Heather Brown
Assistant General Counsel
Fax:	416-218-1053

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ADT SECURITY SERVICES CANADA, INC.

By:

Name:

Title:

TYCO INTEGRATED SECURITY CANADA, INC.

By:

Name:

Title:

[Signature Page to Transition Services Agreement]

Index of Schedules1